[1]

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


*
Credit Management Solutions, Inc.

*

---------------------------------------------------------------------------

Common Stock

*
224905109

*
Elizabeth D. Giorgis
	Gruber and McBaine Capital Management
  50 Osgood Place, Penthouse
San Francisco, CA 94133
(415) 981-2101
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

*
February 8, 2000

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 224905109	Page 2 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	610,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
610,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
610,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.80
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 3 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	82,500
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	610,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	82,500
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
610,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
692,500
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.85
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 4 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON McBAINE
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	41,800
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	610,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	41,800
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
610,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
651,800
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.33
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 5 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

LAGUNITAS PARTNERS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	307,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
307,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
307,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.93
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 6 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GMJ INVESTMENTS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	0
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
0
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 7 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

THOMAS O. LLOYD-BUTLER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	610,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
610,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
610,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.80
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 8 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

ERIC B. SWERGOLD
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	4,900
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	610,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	4,900
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
610,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
614,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.86
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224905109	Page 9 of 15 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Credit Management Solutions, Inc. ("CMSS"). The principal executive office of CMSS is located at 5950 Symphony Woods Road, Columbia, MD, 21044.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-Butler
(TLB); Eric B. Swergold (EBS); Lagunitas Partners, L.P., a California limited partnership (Lag)and GMJ Investments, a California limited partnership (GMJ).

(b)	The business address of LLC, Gruber, McBaine, TLB, EBS, GMJ and
Lag is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC and TLB and EBS are members of LLC. Lag is an investment limited partnership. LLC is the general partner of Lag and GMJ.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 224905109	Page 10 of 15 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	$796,479
Gruber	Personal Funds	$214,909
McBaine	Personal Funds	$78,009
Lag	Working Capital	$837,249
EBS	Personal Funds	$9,458


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

Lag	307,000	3.93		0		307,000	0		307,000
LLC	610,000	7.80		0		610,000	0		610,000
Gruber692,500	8.85		82,500	610,000	82,500	610,000
McBaine651,800	8.33		41,800	610,000	41,800	610,000
TLB	610,000	7.80		0		610,000	0		610,000
EBS	614,900	7.86		4,900	610,000	4,900	610,000

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since 12/16/99:

SCHEDULE 13D

CUSIP No. 224905109	Page 11 of 15 Pages


Purchase	Number	Price
Name	 or Sale	Date	of Shares	Per Share

Lag		P	6/30/00			400		5.75
Lag		P	6/21/00			1600		6.03
Lag		P	6/19/00			400		6.20
Lag		P	6/7/00			1500		5.92
LLC		P	5/25/00			4000		4.00
Gruber	P	5/25/00			1000		4.00
Lag		P	5/15/00			1500		4.04
Lag		P	5/5/00			3000		5.01
LLC		P	5/5/00			2000		5.01
Gruber	P	5/5/00			1000		5.01
LLC		P	5/4/00			2500		5.44
Lag		P	5/4/00			3000		5.29
LLC		P	4/27/00			4000		5.73
Lag		P	4/6/00			1500		6.67
Lag		P	4/5/00			800		8.30
Swergold	P	4/5/00			200		8.30
Lag		P	4/5/00			3500		7.69
Lag		P	4/4/00			3000		7.43
LLC		P	4/4/00			2500		7.43
Lag		P	4/3/00			800		8.04
Lag		P	3/31/00			2500		8.24
LLC		P	3/30/00			2500		8.27
Gruber	P	3/30/00			2000		8.27
Gruber	P	3/29/00			500		8.67
LLC		P	3/28/00			1500		8.67
Lag		P	3/24/00			1500		8.79
Lag		P	3/22/00			1300		8.80
LLC		P	3/22/00			800		8.79
Lag		P	3/21/00			1500		9.04
LLC		P	3/20/00			7000		9.79
Gruber	P	3/20/00			2000		9.79
Lag		P	3/17/00			1000		10.29
LLC		P	3/16/00			3000		10.46
Gruber	P	3/16/00			1500		10.46
Lag		P	3/13/00			1500		11.04
Lag		P	3/10/00			4000		11.29
Gruber	P	3/10/00			1300		11.29
LLC		P	3/9/00			500		10.29
Lag		P	3/3/00			1300		11.79
McBaine	P	3/3/00			200		11.79
Lag		P	3/1/00			2000		13.00
Gruber	P	3/1/00			800		13.55
McBaine	P	3/1/00			1000		13.55
Swergold	P	3/1/00			200		13.55
Lag		P	2/29/00			4000		12.80
LLC		P	2/29/00			1000		12.80
LLC		P	2/28/00			1500		12.30
Gruber	P	2/25/00			1500		11.80
LLC		P	2/24/00			3000		11.92
LLC		P	2/23/00			1700		13.01
Gruber	P	2/23/00			1000		13.01
LLC		P	2/22/00			1500		11.80
LLC		P	2/16/00			5000		11.36
Gruber	P	2/16/00			1300		11.36
McBaine	P	2/16/00			700		11.36
McBaine	p	2/14/00			300		9.86
Lag		P	2/14/00			2700		9.86
Lag		P	2/11/00			3000		10.65
LLC		P	2/11/00			2400		10.65
McBaine	P	2/11/00			600		10.65
LLC		P	2/9/00			7000		11.44
Lag		P	2/9/00			2500		11.44
Lag		P	2/9/00			3000		10.18
Gruber	P	2/9/00			1000		10.18
McBaine	P	2/9/00			500		10.18
Swergold	P	2/9/00			500		10.18
Lag		P	2/8/00			3500		10.33
LLC		P	2/8/00			1500		10.33
LLC		P	2/8/00			500		10.41
LLC		P	2/4/00			4500		10.55
Gruber	P	2/4/00			1500		10.55
LLC		P	2/2/00			1900		10.42
LLC		P	2/1/00			2100		9.87
LLC		P	2/1/00			2500		9.22
Lag		P	2/1/00			6000		9.22
Gruber	P	2/1/00			1500		9.22
Lag		P	1/31/00			5500		9.25
Lag		P	1/28/00			4500		8.98
Lag		P	1/26/00			3500		9.50
LLC		P	1/26/00			1000		9.50
Lag		P	1/25/00			1500		8.30
Lag		P	1/24/00			2000		8.41
Gruber	p	1/24/00			1000		8.41
GMJ		S	1/19/00			1500		8.57
LLC		P	1/7/00			2000		10.36
LLC		P	1/6/00			2500		8.50
Lag		P	1/6/00			2500		8.50
Lag		P	1/6/00			2500		8.25
LLC		P	1/3/00			2400		7.61
Lag		P	12/22/99			500		8.42
Lag		P	12/21/99			4500		7.43
LLC		P	12/21/99			3900		7.43
McBaine	P	12/21/99			1500		7.43
Gruber	P	12/21/99			2000		7.43
Gruber	P	12/21/99			1100		7.79
Lag		P	12/21/99			5000		7.79
LLC		P	12/21/99			4000		7.79
McBaine	P	12//17/99			4000		7.14
Gruber	P	12/16/99			1100		6.47
LLC		P	12/16/99			6000		6.47

SCHEDULE 13D

CUSIP No. 224905109								Page 13 of 15 Pages


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag and GMJ, pursuant to limited partnership agreements. These agreements provide to the general partner the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of its various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.

SCHEDULE 13D

CUSIP No. 224905109	Page 14 of 15 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	August 2, 2000

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Eric B. Swergold

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management, L.L.C., by
J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager

SCHEDULE 13D

CUSIP No. 224905109	Page 15 of 15 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of CMSS. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, L.L.C., as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  August 2, 2000.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Eric B. Swergold

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management, L.L.C., by
J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager



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